Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Form S-8, No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988, No. 333-179933 and No. 333-204120) of Schweitzer-Mauduit International, Inc. of our report dated June 25, 2015, with respect to the financial statements and supplemental schedule of Schweitzer-Mauduit International, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Schweitzer-Mauduit International, Inc. Retirement Savings Plan for the year ended December 31, 2014.

/s/ Moore, Colson & Company, P.C.

Marietta, Georgia
June 25, 2015